Exhibit 8.3

Santiago (Chile), [        ], 2012

Messrs.

LAN Airlines S.A.

Av. Presidente Riesco 5711, 20th floor

Santiago

Chile

Re:	Opinion of Claro y Compañía, Chilean Counsel to LAN Airlines S.A., as to Chilean Tax Consequences of the Exchange offer.

Dear Sirs,

We have acted as counsel to LAN Airlines S.A. (“LAN”) in the Republic of Chile, in connection with its Registration Statement on Form F-4, dated         , 2012 (the “Registration Statement”).

The discussion under the caption “Summary-Chilean Tax Consequences” and “Chilean Tax Consequences” in the Registration Statement, insofar as it relates to matters of Chilean tax law, subject to the qualifications, assumptions, exceptions and limitations described therein, is our opinion.

Capitalized terms used but not defined herein shall have the meaning ascribed to them on the Registration Statement.

We are attorneys admitted to practice in the Republic of Chile and we express no opinion as to, and have not made any investigation of, the laws of any jurisdiction other than the laws of the Republic of Chile.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references therein to us. In giving this consent, we do not hereby admit that were are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

AV. APOQUINDO 3721, PISO 14 CÓD. POSTAL 755 0177 SANTIAGO – CHILE TEL. (562) 367 3000 FAX. (562) 367 WWW.CLARO.CL

CLARO Y CIA.

Jorge Carraha C.

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